EXHIBIT 99.1

Press Release dated October 31, 2016, announcing that the Company has prepared and filed an FAA certification application.

AIRBORNE WIRELESS NETWORK FILES FAA CERTIFICATION APPLICATION FOR ITS INFINITUS AIRBORNE BROADBAND DIGITAL SUPERHIGHWAY

October 31st , 2016

SIMI VALLEY, CALIFORNIA

Airborne Wireless Network (OTC QB: ABWN) is pleased to announce that on October 28, 2016 it submitted its application and related documentation with the Federal Aviation Administration (FAA) for initial certification. The application outlines a civilian air-to-air communication system, a first of its kind.

The company’s application cover letter states “Airborne Wireless Network is making application for a Supplemental Type Certificate (STC) for a broadband transceiver system to be installed in Boeing 757-200 aircraft. This new patented broadband system will provide light weight, low power, low cost, microwave relay stations on equipped aircraft. The new system provides a chain of airborne repeaters providing communications along the entire flight paths. The purpose of the new project is to replace low-earth orbit (LEO) communication satellites with broadband wireless communications networks linking aircraft to aircraft and ground stations”.

This FAA application is significant as the company intends to expand on this initial certification program to include multiple aircraft types, including all major airframes actively flying in the worlds airline fleets.

Since our system is to be deployed on existing commercial aircraft, and not on unmanned platforms, there are no limitations on flights over populated areas, making it the most affordable and practical way to achieve future global connectivity.

This initial FAA certification has been submitted on a non-interfering basis; meaning that the system will not interfere with existing onboard aircraft systems. Looking to the future, the company intends to cross into the cockpit and provide essential services with true broadband data to the flight crews, the FAA, and airlines. This would enable unprecedented aircraft location services as well as other aviation safety applications independent of satellite coverage.

Airborne Wireless Network

www.airbornewirelessnetwork.com

info@airbornewirelessnetwork.com

805-583-4302

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward looking statements.

Risks and uncertainties include, but are not limited to, availability of capital, general industry conditions and competition; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; challenges in new product development; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.